Exhibit 10.2

                                 [COMPANY LOGO]
                              DeVlieg-Bullard, Inc.
                                One Gorham Island
                           WESTPORT, CONNECTICUT 06880
                     TEL (203) 221-8201 * FAX (203) 221-0780


November 5, 1998

Banc One Capital Partners Corporation
10 W. Broad St., Suite 400
Columbus, Ohio  43215
Attn.: James H. Wolfe

PNC Capital Corporation
Fifth Avenue and Wood Street
19th Floor
Pittsburgh, Pennsylvania  15222
Attn.: David J. Blair

Gentlemen:

As a result of our meeting on Wednesday, the following is intended to summarize the proposed amendments to the Investment Agreement dated May 25, 1994, as amended (the "Investment Agreement"), among DeVlieg-Bullard, Inc. (the "Company"), Allied Investment Corporation, Allied Investment Corporation II, Allied Capital Corporation II, Banc One Capital Partners Corporation ("Bank One") and PNC Capital Corp. ("PNC") (Banc One and PNC are sometimes collectively referred to herein as the "Senior Subordinated Holders"), Charles E. Bradley, Sr. and John G. Poole.

     1. Each of the Senior Subordinated Holders will agree to amend the terms of their respective debenture to provide that the principal payment of $1,000,000 thereunder due on May 25, 1999 will be made as follows:

     (a) $500,000 of such payment will be made to each of the Senior Subordinated Holders (for an aggregate payment of $1,000,000) on the earlier of June 15, 1999 or the date of the filing of the Company's Form 10-Q for the quarter ended April 30, 1999 subject to satisfaction of each of the following four conditions:

          (i) the Company has provided to the CIT Group/Business Credit, Inc. and Bank of New York (the "Senior Lenders") a certificate to the effect that it is then in compliance with the affirmative and negative covenants contained in its revolving and term loan agreement with the Senior Lenders;

          (ii) after giving effect to the payment, the Company will have availability under its revolving credit facility of not less than $2,000,000, as of May 31, 1999, and through the date preceding the date of such payment;




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Banc One Capital Partners Corporation
PNC Capital Corporation
November 5, 1998
page 2



          (iii) as of April 30, 1999, and as of May 30, 1999, no more than 15% of the Company's trade payables remain unpaid more than 60 days from date of invoice; and

          (iv) on or before May 31, 1999 the Company shall have prepaid not less than $2,500,000 of its term debt with the Senior Lenders from the proceeds from the sale of assets.

     (b) An additional $500,000 of such payment (together with any amounts deferred under subparagraph 1(a) above) will be made to each of the Senior Subordinated Holders (for an aggregate additional payment of $1,000,000) on October 31, 1999, subject to satisfaction of each of the following four conditions:

          (i) the Company has provided to the Senior Lenders a certificate to the effect that it is then in compliance with the affirmative and negative covenants contained in its revolving and term loan agreement with the Senior Lenders;

          (ii) after giving effect to the payment, the Company will have availability under its revolving credit facility of not less than $3,000,000, as of October 15, 1999, and through the date preceding the date of such payment;

          (iii) as of August 31, 1999, and as of September 30, 1999, no more than 15% of the Company's trade payables remain unpaid more than 60 days from date of invoice; and

          (iv) on or before October 30, 1999 the Company shall have prepaid not less than $2,500,000 of its term debt with the Senior Lenders from the proceeds from the sale of assets.

     2. Notwithstanding paragraph 1 above, if at any time after June 15, 1999 the term loans with the Senior Lenders shall have an aggregate principal amount outstanding of $500,000 or less and the Company's availability under its revolving credit facility is at least $3,000,000 (after giving effect to the payment), then the Company will be obligated to pay the full amount of the principal payment currently provided under the debentures for May 25, 1999.

     3. If, on or before October 31, 1999, the Company has not made the payment




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Banc One Capital Partners Corporation
PNC Capital Corp.
November 5, 1998
page 3


of principal contemplated by the debentures to be paid on May 25, 1999, the Senior Subordinated Holders may declare the debentures in default and give notice of such default to the Senior Lenders in accordance with the Intercreditor Agreement, thereby commencing the 180 day standstill period.

     4. The Senior Subordinated Holders agree to waive financial covenant defaults (and related cross-defaults with the Senior Lenders caused by financial covenants defaults under the senior loan documents) under the Investment Agreement as of and for the period ended July 31, 1998 and the quarter ended October 31, 1998. In addition, the Senior Subordinated Holders agree that the financial covenants in the Investment Agreement will be amended effective August 1, 1998 to be set forth as Exhibit A attached hereto. Within 45 days of the end of fiscal year 1999, the Senior Subordinated Holders and the Company agree in good faith to negotiate financial covenants for fiscal year 2000.

     5. The Senior Subordinated Debentures will be amended so that paragraph C will provide a penalty rate of 250 basis points over the note rate in the event of any payment default. The amended penalty rate will be applied to the entire principal amount and any past due payments (principal and interest) should any amount remain past due prior to acceleration or maturity, and shall remain in effect until such past due payments are paid in full as long as such payments are made prior to acceleration or maturity. In the event of acceleration or maturity, the existing provision will apply. As a point of clarification, the penalty rate will be effective as of May 25, 1999 and will continue until the deferred payments outlined in this letter or any other deferred or past due payments are paid. If there are any past due amounts outstanding when there is an acceleration or at the point of maturity, the penalty rate would shift from 250 basis points over the note rate to the 700 basis points increase over the note rate originally set forth in Paragraph C of the debenture.

     6. In connection with the restructure described herein, the senior debt facility is being restructured to include a new term loan of $2,500,000, a $1,500,00 increase of the revolver, revised financial covenants, and a final maturity of October 1, 2001.

     7. In all other respects, the current terms and conditions of the Investment Agreement shall remain in full force and effect.

     8. The parties agree to move expeditiously to amend the Investment Agreement and the debentures on the terms set forth above.



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Banc One Capital Partners Corporation
PNC Capital Corp.
November 5, 1998
page 4


     Please acknowledge your agreement to the foregoing by executing the enclosed copy of this letter where indicated below and returning it by facsimile to Thomas V. Gilboy at (203) 221-0780.


                                     Sincerely,


                                     /s/ Thomas V. Gilboy
                                     Thomas V. Gilboy
                                     Vice President and Chief Financial Officer


TVG/kr
Attachment

Acknowledged and agreed to this
_____ day of November, 1998:



Banc One Capital Partners Corporation          PNC Capital Corp.


By: /s/ James H. Wolfe                         By: /s/ David J. Blair
    ------------------------------                 -----------------------------
Title: Managing Director                       Title: Senior Vice President and
                                               Principal